UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PONO CAPITAL FOUR, INC.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	98-1907673
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

Suite 210, 2nd Floor Windward III, Regatta Office Park, PO Box 500

Grand Cayman, Cayman Islands KY-1106

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Units, each consisting of one Class A Ordinary Share and one right to receive one-fifth of one Class A Ordinary Share	The Nasdaq Stock Market LLC
Class A Ordinary Shares, par value $0.0001 per share	The Nasdaq Stock Market LLC
Share Rights to receive one-fifth of one
Class A Ordinary Share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333- 293120.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are units, Class A ordinary shares, par value $0.0001 per share, and share rights to receive one-fifth of one Class A ordinary share each of Pono Capital Four, Inc., a Cayman Islands exempted company (the “Registrant”). The description of the units (each consisting of one Class A ordinary share, $0.0001 par value per share, and one right to receive one-fifth of one Class A ordinary share), the Class A ordinary shares and the share rights (each share right to receive one-fifth of one Class A ordinary share) of Registrant, as set forth under the caption “Description of Securities” in the prospectus forming a part of the Registration Statement on Form S-1, as initially filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2026 (Registration No. 333-293120), including exhibits, and as subsequently amended from time to time (the “Registration Statement”), is hereby incorporated by reference. In addition, the above-referenced description included in any prospectus relating to the Registration Statement filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, or any prospectus supplement shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: March 12, 2026	PONO CAPITAL FOUR, INC.

	By:	/s/ Dustin Shindo
	Name:	Dustin Shindo
	Title:	Chief Executive Officer

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